Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company and Contract Owners of
Jackson National Separate Account III:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company dated March 7, 2014 and on the financial statements of each investment division within Jackson National Separate Account III dated March 7, 2014, included herein and to the reference to our firm as "Experts" in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account III.

KPMG LLP

Chicago, Illinois
April 21, 2014